NEWS RELEASE
FOR IMMEDIATE RELEASE
July 27, 2022
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2022 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended June 30, 2022. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 will be filed with the Securities and Exchange Commission ("SEC") on or about August 8, 2022 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $21.2 million;
•basic and diluted earnings per share of $0.16;
•net interest margin of 1.79% (2.11% excluding the effects of the leverage strategy);
•annualized loan growth of 7.2%;
•paid dividends of $38.7 million, or $0.285 per share, including a $0.20 per share True Blue® Capitol dividend; and
•on July 19, 2022, announced a cash dividend of $0.085 per share, payable on August 19, 2022 to stockholders of record as of the close of business on August 5, 2022.

Comparison of Operating Results for the Three Months Ended June 30, 2022 and March 31, 2022

For the quarter ended June 30, 2022, the Company recognized net income of $21.2 million, or $0.16 per share, compared to net income of $21.6 million, or $0.16 per share, for the quarter ended March 31, 2022. The decrease in net income was due primarily to a higher provision for credit losses, partially offset by an increase in net interest income and lower income tax expense. The net interest margin increased 10 basis points, from 1.69% for the prior quarter to 1.79% for the current quarter. When the leverage strategy discussed below is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Excluding the effects of the leverage strategy, the net interest margin would have increased 10 basis points, from 2.01% for the prior quarter to 2.11% for the current quarter. The increase in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in asset yields and a change in the mix of interest-earning assets, as cash was used to fund loan growth.

Leverage Strategy
At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $2.10 billion by entering into short-term Federal Home Loan Bank Topeka ("FHLB") advances. The borrowings were repaid prior to quarter end. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 6.5% during the current quarter, were deposited at the Federal Reserve Bank of Kansas City ("FRB of Kansas City"). Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash deposited at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $1.2 million during the current quarter and $1.8 million during the current year-to-date period. Management continues to monitor the net interest rate spread and overall profitability of the strategy. In July 2022, the level of borrowings associated with the leverage strategy was increased to $2.60 billion to further increase earnings, in response to the increase in the dividend rate paid by FHLB. It is expected that the strategy will continue to be utilized as long as it remains profitable.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent. The weighted average yield on loans receivable increased four basis points and the weighted average yield on mortgage-backed securities ("MBS") increased eight basis points compared to the prior quarter.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$56,886	$55,412	$1,474	2.7%
MBS	5,048	4,821	227	4.7
FHLB stock	2,695	2,240	455	20.3
Cash and cash equivalents	3,968	949	3,019	318.1
Investment securities	815	800	15	1.9
Total interest and dividend income	$69,412	$64,222	$5,190	8.1

The increase in interest income on loans receivable was due primarily to a decrease in correspondent loan premium amortization related to a reduction in payoff activity, as well as growth in the correspondent loan portfolio. The increase in interest income on MBS was due mainly to a decrease in premium amortization related to a slowdown in prepayment activity. The increase in dividend income on FHLB stock was due mainly to an increase in the dividend rate paid by FHLB. The increase in interest income on cash and cash equivalents was due to an increase in the yield earned on balances held at the FRB of Kansas City, the majority of which were related to the leverage strategy, due to an increase in market interest rates.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent. The weighted average rate paid on deposits and the weighted average rate paid on borrowings not associated with the leverage strategy each decreased three basis points compared to the prior quarter.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$11,644	$8,732	$2,912	33.3%
Deposits	7,787	8,389	(602)	(7.2)
Total interest expense	$19,431	$17,121	$2,310	13.5

The increase in interest expense on borrowings was due primarily to an increase in the rate paid on the short-term borrowings associated with the leverage strategy during the current quarter, due to higher market interest rates. Additionally, the average balance of borrowings not associated with the leverage strategy increased compared to the prior quarter due to new borrowings added near the end of the quarter, totaling $250.0 million at a weighted average rate of 3.51%, which contributed to the increase in interest expense. The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate paid on retail certificates of deposit and a decrease in the average balance of the portfolio, as maturing accounts either were not renewed or were replaced at offered rates, which were lower than the existing portfolio.

Provision for Credit Losses
For the quarter ended June 30, 2022, the Bank recorded a provision for credit losses of $937 thousand, compared to a negative provision for credit losses of $3.2 million for the prior quarter. The provision for credit losses in the current quarter was comprised of a $796 thousand increase in the allowance for credit losses ("ACL") for loans and a $141 thousand increase in reserves for off-balance sheet credit exposures. The provision for credit losses was due primarily to selecting a weighted economic forecast to incorporate a recessionary outlook into the model, as well as commercial loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,601	$3,300	$301	9.1%
Insurance commissions	788	543	245	45.1
Other non-interest income	1,726	1,573	153	9.7
Total non-interest income	$6,115	$5,416	$699	12.9

The increase in deposit service fees was due mainly to increases in debit card income and service charges as a result of higher transaction activity. The increase in insurance commissions was due primarily to the receipt of annual contingent insurance commissions in the prior quarter, which were lower than expected, and the related accrual adjustments. The increase in other non-interest income was due mainly to an increase in income on bank-owned life insurance related to the receipt of death benefits.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,581	$14,023	$558	4.0%
Information technology and related expense	4,343	4,493	(150)	(3.3)
Occupancy, net	3,721	3,493	228	6.5
Regulatory and outside services	1,572	1,272	300	23.6
Advertising and promotional	1,068	1,494	(426)	(28.5)
Federal insurance premium	784	777	7	0.9
Deposit and loan transaction costs	664	689	(25)	(3.6)
Office supplies and related expense	494	502	(8)	(1.6)
Other non-interest expense	1,163	1,217	(54)	(4.4)
Total non-interest expense	$28,390	$27,960	$430	1.5

The increase in salaries and employee benefits was due mainly to an increase in commissions due to an increase in loan origination activity, along with annual merit increases during the current quarter. The increase in regulatory and outside services was due primarily to the timing of external audit expenses, as well as an increase in consulting expenses related to the Bank's upcoming implementation of a new core processing system. The decrease in advertising and promotional expense was due primarily to the timing of campaigns and sponsorships.

The Company's efficiency ratio was 50.61% for the current quarter compared to 53.24% for the prior quarter. The improvement in the efficiency ratio was due primarily to higher net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that it is costing the financial institution less money to generate revenue, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$26,769	$27,745	$(976)	(3.5)%
Income tax expense	5,617	6,122	(505)	(8.2)
Net income	$21,152	$21,623	$(471)	(2.2)

Effective Tax Rate	21.0%	22.1%

The decrease in income tax expense was due primarily to lower pretax income in the current quarter, along with a decrease in the effective tax rate as a result of higher deductible expenses associated with dividends paid on allocated Employee Stock Ownership Plan ("ESOP") shares due to the True Blue Capitol dividend paid in June 2022. Management anticipates the effective tax rate for fiscal year 2022 will be approximately 21%.

Comparison of Operating Results for the Nine Months Ended June 30, 2022 and 2021

The Company recognized net income of $65.0 million, or $0.48 per share, for the current year period compared to net income of $57.5 million, or $0.42 per share, for the prior year period. The increase in net income was due to an increase in net interest income, partially offset by higher income tax expense and a lower negative provision for credit losses. The net interest margin decreased six basis points, from 1.88% for the prior year period to 1.82% for the current year period. Excluding the effects of the leverage strategy, the net interest margin would have increased 16 basis points, from 1.88% for the prior year period to 2.04% for the current year period. The increase in net interest margin excluding the effects of the leverage strategy was due mainly to a reduction in the weighted average cost of retail certificates of deposit and borrowings, which outpaced the decrease in weighted average asset yields.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$168,086	$172,758	$(4,672)	(2.7)%
MBS	14,494	16,499	(2,005)	(12.2)
FHLB stock	6,166	2,964	3,202	108.0
Cash and cash equivalents	4,931	117	4,814	4,114.5
Investment securities	2,423	2,075	348	16.8
Total interest and dividend income	$196,100	$194,413	$1,687	0.9

The decrease in interest income on loans receivable was due to a decrease in the weighted average rate on the originated and correspondent one- to four-family loan portfolio, partially offset by the increase in the average balance of the loan portfolio. The decrease in the weighted average rate was due to endorsements, refinances, originations and purchases at lower market rates at the time of the transactions between periods, which are being fully reflected in the current year. Premium amortization related to the one- to four-family correspondent loan portfolio decreased significantly compared to the prior year period due to the slow-down in prepayments and endorsements resulting from an increase in market interest rates, partially offsetting the decrease in the weighted average rate.

The decrease in interest income on the MBS portfolio was due primarily to a decrease in the weighted average yield as a result of purchases at lower market yields between periods, along with a decrease in the average balance of the portfolio.

The increase in dividend income on FHLB stock and the increase in interest income on cash and cash equivalents were due mainly to the leverage strategy being utilized during the current year period and not being utilized during the prior period.

The increase in interest income on investment securities was due primarily to an increase in the average balance of the portfolio.
Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$27,961	$26,885	$1,076	4.0%
Deposits	25,443	38,071	(12,628)	(33.2)
Total interest expense	$53,404	$64,956	$(11,552)	(17.8)

The increase in interest expense on borrowings was due to the leverage strategy being utilized during a portion of the current year period and not being utilized during the prior year period. Interest expense on borrowings associated with the leverage strategy totaled $4.9 million during the current year period. This was partially offset by a lower cost of FHLB borrowings not associated with the leverage strategy due primarily to terminating or not renewing certain interest rate swap agreements, not replacing certain maturing FHLB advances, and prepaying certain advances during fiscal year 2021.

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid on retail certificates of deposit, along with a decrease in the average balance of the portfolio. Retail certificates of deposit repriced downward between periods as they were renewed or were replaced at lower offered rates, along with some certificates of deposit not renewing.

Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current year period of $5.7 million, compared to a negative provision for credit losses of $7.2 million during the prior year period. The negative provision in the current year period was comprised of a $3.8 million decrease in the ACL for loans and a $1.9 million decrease in reserves for off-balance sheet credit exposures. The negative provision for credit losses associated with the ACL in the current year period was due primarily to a reduction in commercial loan qualitative factors, partially offset by an increase in ACL related to loan growth during the current year period. The negative provision for credit losses associated with the reserve for off-balance sheet credit exposures in the current year period was due primarily to a reduction in commercial loan qualitative factors.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$10,331	$8,988	$1,343	14.9%
Insurance commissions	2,042	2,249	(207)	(9.2)
Gain on sale of Visa Class B shares	—	7,386	(7,386)	(100.0)
Other non-interest income	4,664	4,160	504	12.1
Total non-interest income	$17,037	$22,783	$(5,746)	(25.2)
The increase in deposit service fees was due primarily to an increase in debit card income and service charges as a result of higher transaction and settlement volume, in addition to an increase in the average transaction amount. The decrease in insurance commissions was due primarily to the receipt of annual contingent insurance commissions, which were lower than expected, and the related accrual adjustments. During the prior year period, the Bank sold its Visa Class B shares, resulting in a $7.4 million gain, with no similar transaction during the current year period. The increase in other non-interest income was due primarily to a gain on a loan-related financial derivative agreement.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$42,332	$41,402	$930	2.2%
Information technology and related expense	13,268	13,568	(300)	(2.2)
Occupancy, net	10,593	10,406	187	1.8
Regulatory and outside services	4,212	4,288	(76)	(1.8)
Advertising and promotional	3,626	3,729	(103)	(2.8)
Federal insurance premium	2,200	1,888	312	16.5
Deposit and loan transaction costs	2,050	2,123	(73)	(3.4)
Office supplies and related expense	1,464	1,289	175	13.6
Loss on interest rate swap termination	—	4,752	(4,752)	(100.0)
Other non-interest expense	3,299	3,877	(578)	(14.9)
Total non-interest expense	$83,044	$87,322	$(4,278)	(4.9)

The increase in salaries and employee benefits was due primarily to merit increases and an increase in incentive compensation, partially offset by a decrease in commissions due to a reduction in loan origination activity compared to the prior year period. The increase in federal insurance premium expense was due mainly to an increase in average assets as a result of the leverage strategy being utilized during the current year period. During the prior year period, the Bank terminated $200.0 million of interest rate swaps, resulting in a loss of $4.8 million which was reclassified out of accumulated other comprehensive income ("AOCI") to earnings. The decrease in other non-interest expense was due primarily to the write-down during the prior year period of a property that had previously served as one of the Bank's branch locations.

The Company's efficiency ratio was 51.99% for the current year period compared to 57.36% for the prior year period. The improvement in the efficiency ratio was due primarily to higher net interest income.

Management intends to implement a new core processing system for the Bank by September 2023. The replacement system is expected to better position the Bank for the future and allow for the introduction of new products and services to enhance customer experiences. The implementation of the new core system and related conversion of data may result in increased third party expenses later in fiscal year 2022 and during fiscal year 2023.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$82,379	$72,105	$10,274	14.2%
Income tax expense	17,418	14,576	2,842	19.5
Net income	$64,961	$57,529	$7,432	12.9

Effective Tax Rate	21.1%	20.2%
The increase in income tax expense was due primarily to higher pretax income in the current year period. Additionally, the effective tax rate increased slightly compared to the prior year period, and is in line with management's anticipation of an effective tax rate of approximately 21% for fiscal year 2022.

Financial Condition as of June 30, 2022

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	June 30,	March 31,	Percent	September 30,	Percent
	2022	2022	Change	2021	Change
	(Dollars in thousands)
Total assets	$9,476,053	$9,531,296	(2.3)%	$9,631,246	(2.1)%
Available-for-sale ("AFS") securities	1,694,160	1,780,419	(19.4)	2,014,608	(21.2)
Loans receivable, net	7,236,196	7,108,810	7.2	7,081,142	2.9
Deposits	6,329,883	6,614,844	(17.2)	6,597,396	(5.4)
Borrowings	1,869,897	1,583,747	72.3	1,582,850	24.2
Stockholders' equity	1,131,740	1,174,752	(14.6)	1,242,273	(11.9)
Equity to total assets at end of period	11.9%	12.3%		12.9%
Average number of basic shares outstanding	135,725	135,677	0.1	135,571	0.2
Average number of diluted shares outstanding	135,725	135,677	0.1	135,571	0.2

During the current quarter and current year period, total assets decreased as cash and/or securities were partially reinvested in loans receivable. Deposit outflows, the majority of which occurred during the quarter ended June 30, 2022, were replaced by an increase in borrowings. The decrease in stockholders' equity from September 30, 2021 and March 31, 2022 to June 30, 2022 was due mainly to a reduction in AOCI as a result of changes in the fair value of AFS securities, along with the payment of a $0.20 per share True Blue Capitol dividend in June 2022.

During the current quarter, the deposit portfolio decreased $284.9 million, or 17.2% annualized. The decrease was primarily in retail certificates of deposit ($83.9 million), checking accounts ($70.0 million), public unit deposits ($67.0 million), and commercial certificates of deposit ($45.7 million). The decrease in checking accounts was mainly in retail accounts, as depositors used accumulated savings for other purposes during the quarter. The decrease in public unit deposits was due to the rapidly increasing costs of available funds in this category, to the point that rates were in excess of other funding sources available to the Bank. The decrease in commercial certificates of deposit was expected, as certain maturities were anticipated to be used to fund operations at the depositors' related businesses during the current year. The Bank has begun to increase offered rates on certificates of deposit and money market accounts, which has reduced the runoff in these portfolios.

Loans receivable, net, increased $127.4 million during the current quarter due primarily to a $101.7 million increase in one- to four-family loans and a $20.6 million increase in commercial loans.

The following table summarizes loan originations and purchases and borrowing activity, along with the related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2022		June 30, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations and purchases
One- to four-family and consumer:
Originated	$223,153	3.82%	$612,710	3.28%
Purchased	145,362	3.48	394,011	3.01

Commercial:
Originated	37,646	4.28	174,925	3.98
Purchased	8,000	3.75	82,057	3.35
	$414,161	3.74	$1,263,703	3.30
Borrowing activity
Maturities and prepayments	$—	—	$(100,000)	3.14
New borrowings	250,000	3.51	350,000	3.49

Stockholders' Equity
During the nine months ended June 30, 2022, the Company paid cash dividends totaling $91.6 million. These cash dividends totaled $0.675 per share and consisted of a $0.22 per share cash true-up dividend related to fiscal year 2021 earnings, a $0.20 per share True Blue Capitol cash dividend, and three regular quarterly cash dividends of $0.085 per share. On July 19, 2022, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on August 19, 2022 to stockholders of record as of the close of business on August 5, 2022. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At June 30, 2022, this ratio was 10.6%.
At June 30, 2022, Capitol Federal Financial, Inc., at the holding company level, had $91.9 million in cash on deposit at the Bank. For fiscal year 2022, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2022.

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2022.

Total shares outstanding	138,854,084
Less unallocated ESOP shares and unvested restricted stock	(3,086,165)
Net shares outstanding	135,767,919

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of June 30, 2022, the Bank's community bank leverage ratio ("CBLR") was 9.4%, which exceeded the minimum requirement of 9%. The CBLR is based on average assets. The leverage strategy increases average assets which reduces the Bank's CBLR.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	September 30,
	2022	2022	2021
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $31,589, $110,444 and $24,289)	$54,789	$166,869	$42,262
AFS securities, at estimated fair value (amortized cost of $1,830,262, $1,875,361 and $2,008,456)	1,694,160	1,780,419	2,014,608
Loans receivable, net (ACL of $16,283, $15,312 and $19,823)	7,236,196	7,108,810	7,081,142
FHLB stock, at cost	87,696	74,456	73,421
Premises and equipment, net	96,008	96,952	99,127
Income taxes receivable, net	1,993	—	—
Deferred income tax assets, net	19,636	12,399	—
Other assets	285,575	291,391	320,686
TOTAL ASSETS	$9,476,053	$9,531,296	$9,631,246

LIABILITIES:
Deposits	$6,329,883	$6,614,844	$6,597,396
Borrowings	1,869,897	1,583,747	1,582,850
Advance payments by borrowers for taxes and insurance	55,955	65,901	72,729
Income taxes payable, net	—	1,113	918
Deferred income tax liabilities, net	—	—	5,810
Other liabilities	88,578	90,939	129,270
Total liabilities	8,344,313	8,356,544	8,388,973

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,854,084, 138,846,684 and 138,832,284 shares issued and outstanding as of June 30, 2022, March 31, 2022, and September 30, 2021, respectively	1,388	1,388	1,388
Additional paid-in capital	1,190,117	1,189,999	1,189,633
Unearned compensation, ESOP	(30,148)	(30,561)	(31,387)
Retained earnings	72,308	89,833	98,944
Accumulated other comprehensive (loss) income, net of tax	(101,925)	(75,907)	(16,305)
Total stockholders' equity	1,131,740	1,174,752	1,242,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,476,053	$9,531,296	$9,631,246

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans receivable	$56,886	$55,412	$168,086	$172,758
MBS	5,048	4,821	14,494	16,499
FHLB stock	2,695	2,240	6,166	2,964
Cash and cash equivalents	3,968	949	4,931	117
Investment securities	815	800	2,423	2,075
Total interest and dividend income	69,412	64,222	196,100	194,413

INTEREST EXPENSE:
Borrowings	11,644	8,732	27,961	26,885
Deposits	7,787	8,389	25,443	38,071
Total interest expense	19,431	17,121	53,404	64,956

NET INTEREST INCOME	49,981	47,101	142,696	129,457

PROVISION FOR CREDIT LOSSES	937	(3,188)	(5,690)	(7,187)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,044	50,289	148,386	136,644

NON-INTEREST INCOME:
Deposit service fees	3,601	3,300	10,331	8,988
Insurance commissions	788	543	2,042	2,249
Gain on sale of Visa Class B shares	—	—	—	7,386
Other non-interest income	1,726	1,573	4,664	4,160
Total non-interest income	6,115	5,416	17,037	22,783

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,581	14,023	42,332	41,402
Information technology and related expense	4,343	4,493	13,268	13,568
Occupancy, net	3,721	3,493	10,593	10,406
Regulatory and outside services	1,572	1,272	4,212	4,288
Advertising and promotional	1,068	1,494	3,626	3,729
Federal insurance premium	784	777	2,200	1,888
Deposit and loan transaction costs	664	689	2,050	2,123
Office supplies and related expense	494	502	1,464	1,289
Loss on interest rate swap termination	—	—	—	4,752
Other non-interest expense	1,163	1,217	3,299	3,877
Total non-interest expense	28,390	27,960	83,044	87,322
INCOME BEFORE INCOME TAX EXPENSE	26,769	27,745	82,379	72,105
INCOME TAX EXPENSE	5,617	6,122	17,418	14,576
NET INCOME	$21,152	$21,623	$64,961	$57,529

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	June 30, 2022			March 31, 2022
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,982,602	$32,168	3.23%	$3,965,844	$31,993	3.23%
Correspondent purchased	2,060,947	14,027	2.72	2,026,120	13,060	2.58
Bulk purchased	154,663	464	1.20	161,149	503	1.25
Total one- to four-family loans	6,198,212	46,659	3.01	6,153,113	45,556	2.96
Commercial loans	890,455	9,104	4.05	869,205	8,851	4.07
Consumer loans	92,790	1,123	4.85	90,326	1,005	4.51
Total loans receivable(1)	7,181,457	56,886	3.16	7,112,644	55,412	3.12
MBS(2)	1,343,891	5,048	1.50	1,357,693	4,821	1.42
Investment securities(2)(3)	522,147	815	0.62	522,019	800	0.61
FHLB stock(4)	166,879	2,695	6.48	158,546	2,240	5.73
Cash and cash equivalents(5)	1,930,539	3,968	0.81	1,971,341	949	0.19
Total interest-earning assets	11,144,913	69,412	2.49	11,122,243	64,222	2.31
Other non-interest-earning assets	293,882			385,323
Total assets	$11,438,795			$11,507,566

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,068,329	180	0.07	$1,069,282	176	0.07
Savings	556,553	74	0.05	540,348	71	0.05
Money market	1,861,302	952	0.21	1,879,799	876	0.19
Retail certificates	2,169,262	6,383	1.18	2,241,080	7,012	1.27
Commercial certificates	84,231	129	0.61	116,181	183	0.64
Wholesale certificates	113,101	69	0.24	197,335	71	0.15
Total deposits	5,852,778	7,787	0.53	6,044,025	8,389	0.56
Borrowings(6)	3,687,592	11,644	1.26	3,499,010	8,732	1.01
Total interest-bearing liabilities	9,540,370	19,431	0.81	9,543,035	17,121	0.73
Non-interest-bearing deposits	586,876			577,989
Other non-interest-bearing liabilities	147,938			177,995
Stockholders' equity	1,163,611			1,208,547
Total liabilities and stockholders' equity	$11,438,795			$11,507,566

Net interest income(7)		$49,981			$47,101
Net interest-earning assets	$1,604,543			$1,579,208
Net interest margin(8)(9)			1.79			1.69
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(9)			0.74%			0.75%
Return on average equity (annualized)(9)			7.27			7.16
Average equity to average assets			10.17			10.50
Operating expense ratio (annualized)(10)			0.99			0.97
Efficiency ratio(9)(11)			50.61			53.24
Pre-tax yield on leverage strategy(12)			0.31			0.14

	For the Nine Months Ended
	June 30, 2022			June 30, 2021
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,973,184	$96,583	3.24%	$3,963,088	$104,482	3.52%
Correspondent purchased	2,040,934	39,832	2.60	2,006,257	35,124	2.33
Bulk purchased	162,151	1,578	1.30	195,678	2,870	1.96
Total one- to four-family loans	6,176,269	137,993	2.98	6,165,023	142,476	3.08
Commercial loans	866,856	26,898	4.09	780,941	26,707	4.51
Consumer loans	91,979	3,195	4.64	103,241	3,575	4.63
Total loans receivable(1)	7,135,104	168,086	3.14	7,049,205	172,758	3.26
MBS(2)	1,379,334	14,494	1.40	1,424,914	16,499	1.54
Investment securities(2)(3)	522,706	2,423	0.62	476,755	2,075	0.58
FHLB stock(4)	132,657	6,166	6.21	78,784	2,964	5.03
Cash and cash equivalents(5)	1,305,949	4,931	0.50	152,792	117	0.10
Total interest-earning assets	10,475,750	196,100	2.49	9,182,450	194,413	2.82
Other non-interest-earning assets	362,229			443,370
Total assets	$10,837,979			$9,625,820

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,063,280	535	0.07	$955,731	588	0.08
Savings	539,152	215	0.05	478,011	209	0.06
Money market	1,835,666	2,653	0.19	1,554,947	3,220	0.28
Retail certificates	2,236,551	21,230	1.27	2,530,969	31,824	1.68
Commercial certificates	123,398	584	0.63	195,066	1,208	0.83
Wholesale certificates	170,051	226	0.18	254,606	1,022	0.54
Total deposits	5,968,098	25,443	0.57	5,969,330	38,071	0.85
Borrowings(6)	2,918,291	27,961	1.27	1,654,544	26,885	2.16
Total interest-bearing liabilities	8,886,389	53,404	0.80	7,623,874	64,956	1.14
Non-interest-bearing deposits	571,685			499,737
Other non-interest-bearing liabilities	177,081			219,204
Stockholders' equity	1,202,824			1,283,005
Total liabilities and stockholders' equity	$10,837,979			$9,625,820

Net interest income(7)		$142,696			$129,457
Net interest-earning assets	$1,589,361			$1,558,576
Net interest margin(8)(9)			1.82			1.88
Ratio of interest-earning assets to interest-bearing liabilities			1.18x			1.20x

Selected performance ratios:
Return on average assets (annualized)(9)			0.80%			0.80%
Return on average equity (annualized)(9)			7.20			5.98
Average equity to average assets			11.10			13.33
Operating expense ratio (annualized)(10)			1.02			1.21
Efficiency ratio(9)(11)			51.99			57.36
Pre-tax yield on leverage strategy(12)			0.23			—

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $326 thousand and $2.0 million for the quarters ended June 30, 2022 and March 31, 2022, respectively, and $2.1 million and $7.2 million for the nine-month periods ended June 30, 2022 and June 30, 2021, respectively.
(4)Included in this line, for the quarter and nine-month period ended June 30, 2022, is FHLB stock related to the leverage strategy with an average outstanding balance of $89.4 million and $58.2 million, respectively, and dividend income of $1.4 million and $2.7 million, respectively, at a weighted average yield of 6.48% and 6.12%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $77.5 million and $74.5 million, respectively, and dividend income of $1.3 million and $3.5 million, respectively, at a weighted average yield of 6.48% and 6.29%, respectively. Included in this line for the quarter ended March 31, 2022 is FHLB stock related to the leverage strategy with an average outstanding balance of $86.2 million and dividend income of $1.2 million, at a weighted average yield of 5.75%, and FHLB stock not related to the leverage strategy with an average outstanding balance of $72.3 million and dividend income of $1.0 million, at a weighted average yield of 5.71%. There was no FHLB stock related to the leverage strategy during the nine-month period ended June 30, 2021.
(5)The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.89 billion, $1.83 billion, and $1.23 billion during the quarter ended June 30, 2022, the quarter ended March 31, 2022 and nine-month period ended June 30, 2022, respectively. There were no cash and cash equivalents related to the leverage strategy during the nine-month period ended June 30, 2021.
(6)Included in this line, for the quarter and nine-month period ended June 30, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.99 billion and $1.30 billion, respectively, and interest paid of $3.7 million and $4.9 million, respectively, at a weighted average rate of 0.73% and 0.50%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $1.70 billion and $1.62 billion, respectively, and interest paid of $8.0 million and $23.0 million, respectively, at a weighted average rate of 1.87% and 1.89%, respectively. Included in this line for the quarter ended March 31, 2022 are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.92 billion and interest paid of $1.3 million at a weighted average rate of 0.26%, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $1.58 billion and interest paid of $7.5 million at a weighted average rate of 1.90%. There were no FHLB borrowings related to the leverage strategy during the nine-month period ended June 30, 2021. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(9)The tables below provide a reconciliation between certain performance ratios presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	June 30, 2022			March 31, 2022
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	2.49%	(0.30)%	2.79%	2.31%	(0.39)%	2.70%
Cost of interest-bearing liabilities	0.81	(0.03)	0.84	0.73	(0.11)	0.84
Return on average assets (annualized)	0.74	(0.10)	0.84	0.75	(0.13)	0.88
Return on average equity (annualized)	7.27	0.42	6.85	7.16	0.18	6.98
Net interest margin	1.79	(0.32)	2.11	1.69	(0.32)	2.01
Efficiency Ratio	50.61	(1.31)	51.92	53.24	(0.58)	53.82

	For the Nine Months Ended
	June 30, 2022			June 30, 2021
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	2.49%	(0.25)%	2.74%	2.82%	—%	2.82%
Cost of interest-bearing liabilities	0.80	(0.05)	0.85	1.14	—	1.14
Return on average assets (annualized)	0.80	(0.08)	0.88	0.80	—	0.80
Return on average equity (annualized)	7.20	0.20	7.00	5.98	—	5.98
Net interest margin	1.82	(0.22)	2.04	1.88	—	1.88
Efficiency Ratio	51.99	(0.65)	52.64	57.36	—	57.36
(10)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	June 30, 2022			March 31, 2022			September 30, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,963,608	3.16%	54.7%	$3,943,327	3.14%	55.4%	$3,956,064	3.18%	55.8%
Correspondent purchased	2,070,822	2.99	28.6	1,995,167	2.95	28.0	2,003,477	3.02	28.2
Bulk purchased	151,461	1.27	2.1	155,657	1.33	2.2	173,662	1.65	2.4
Construction	60,426	2.84	0.8	50,512	2.78	0.7	39,142	2.82	0.6
Total	6,246,317	3.05	86.2	6,144,663	3.03	86.3	6,172,345	3.09	87.0
Commercial:
Commercial real estate	717,947	4.09	9.9	671,324	3.94	9.4	676,908	4.00	9.6
Commercial and industrial	70,932	3.98	1.0	78,363	3.92	1.1	66,497	3.83	0.9
Construction	115,031	4.33	1.6	133,597	4.06	1.9	85,963	4.03	1.2
Total	903,910	4.11	12.5	883,284	3.96	12.4	829,368	3.99	11.7
Consumer loans:
Home equity	87,235	5.03	1.2	82,878	4.57	1.2	86,274	4.60	1.2
Other	8,289	4.14	0.1	7,858	4.18	0.1	8,086	4.19	0.1
Total	95,524	4.96	1.3	90,736	4.54	1.3	94,360	4.57	1.3
Total loans receivable	7,245,751	3.21	100.0%	7,118,683	3.16	100.0%	7,096,073	3.21	100.0%

Less:
ACL	16,283			15,312			19,823
Deferred loan fees/discounts	29,470			29,264			29,556
Premiums/deferred costs	(36,198)			(34,703)			(34,448)
Total loans receivable, net	$7,236,196			$7,108,810			$7,081,142

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2022		June 30, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,118,683	3.16%	$7,096,073	3.21%
Originated and refinanced	260,799	3.88	787,635	3.44
Purchased and participations	153,362	3.50	476,068	3.06
Change in undisbursed loan funds	122		(45,115)
Repayments	(287,123)		(1,068,621)
Principal recoveries/(charge-offs), net	175		220
Other	(267)		(509)
Ending balance	$7,245,751	3.21	$7,245,751	3.21

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, weighted average rate, percent of total, weighted average credit score, and weighted average loan-to-value ("LTV") ratio, and average balance per loan as of June 30, 2022. Credit scores were updated in March 2022 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

			% of	Credit		Average
	Amount	Rate	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,963,608	3.16%	64.1%	772	61%	$157
Correspondent purchased	2,070,822	2.99	33.5	765	64	412
Bulk purchased	151,461	1.27	2.4	773	57	285
	$6,185,891	3.06	100.0%	770	62	200

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2022				June 30, 2022
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$200,354	3.70%	74%	766	$558,938	3.15%	71%	766
Correspondent purchased	145,362	3.48	75	767	394,011	3.01	73	770
	$345,716	3.61	74	767	$952,949	3.09	72	768

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of June 30, 2022, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$182,662	4.16%
Correspondent	77,156	3.82
	$259,818	4.06

Commercial Loans: During the nine months ended June 30, 2022, the Bank originated $174.9 million of commercial loans and entered into commercial loan participations totaling $82.1 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $232.0 million at a weighted average rate of 4.04%.

As of June 30, 2022, March 31, 2022, and September 30, 2021, the Bank's commercial and industrial gross loan amount (unpaid principal plus undisbursed amounts) totaled $95.2 million, $101.3 million, and $90.7 million, respectively, and commitments totaled $440 thousand at June 30, 2022.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of June 30, 2022, the Bank had 26 commercial real estate and commercial construction loan commitments totaling $65.5 million, at a weighted average rate of 4.17%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects.

	June 30, 2022				March 31, 2022	September 30, 2021
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Senior housing	34	$248,787	$79,334	$328,121	$331,230	$265,284
Retail building	138	196,903	35,551	232,454	226,297	208,539
Hotel	11	160,521	32,380	192,901	194,287	194,665
Office building	85	52,738	50,305	103,043	104,787	109,987
Multi-family	34	59,840	19,706	79,546	71,180	66,199
One- to four-family property	372	62,191	8,235	70,426	70,920	69,174
Single use building	23	19,019	4,773	23,792	24,179	47,028
Other	94	32,979	2,993	35,972	35,917	36,167
	791	$832,978	$233,277	$1,066,255	$1,058,797	$997,043

Weighted average rate		4.13%	4.32%	4.17%	3.93%	4.01%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	June 30, 2022				March 31, 2022	September 30, 2021
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	600	$320,063	$57,888	$377,951	$366,403	$348,835
Missouri	157	227,027	53,343	280,370	281,230	232,041
Texas	11	182,086	90,688	272,774	274,020	273,124
Colorado	5	19,832	14,139	33,971	35,452	36,099
Arkansas	3	21,884	11,618	33,502	33,589	33,763
Nebraska	6	33,088	4	33,092	33,269	33,468
Other	9	28,998	5,597	34,595	34,834	39,713
	791	$832,978	$233,277	$1,066,255	$1,058,797	$997,043

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of June 30, 2022.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	6	$246,066
>$15 to $30 million	16	335,698
>$10 to $15 million	6	71,174
>$5 to $10 million	20	131,051
$1 to $5 million	112	254,323
Less than $1 million	1,262	189,051
	1,422	$1,227,363

As of June 30, 2022 and March 31, 2022, there were commercial loans with a gross loan amount (unpaid principal plus undisbursed amounts) of $73.6 million and $74.3 million, respectively, with modifications under the Bank's program to support and provide relief to borrowers during the Coronavirus Disease 2019 ("COVID-19") pandemic ("COVID-19 loan modifications") that were still in their deferral period.

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at June 30, 2022, approximately 61% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021		June 30, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	64	$6,035	64	$6,931	74	$7,009	48	$4,156	51	$5,141
Correspondent purchased	9	3,467	10	2,421	11	5,133	7	2,590	9	3,650
Bulk purchased	4	755	2	396	1	154	4	541	6	958
Commercial	6	706	4	373	2	222	2	37	1	35
Consumer	16	256	14	215	16	164	25	498	25	354
	99	$11,219	94	$10,336	104	$12,682	86	$7,822	92	$10,138
30 to 89 days delinquent loans
to total loans receivable, net		0.16%		0.15%		0.18%		0.11%		0.14%

	Non-Performing Loans and OREO at:
	June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021		June 30, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	36	$2,585	44	$3,999	48	$3,943	50	$3,693	53	$3,696
Correspondent purchased	9	2,659	11	3,967	10	3,115	10	3,210	12	4,230
Bulk purchased	5	1,807	5	1,819	6	1,945	9	2,974	7	2,596
Commercial	7	1,184	6	1,167	6	1,170	6	1,214	7	1,278
Consumer	9	174	19	400	25	477	21	498	23	445
	66	8,409	85	11,352	95	10,650	96	11,589	102	12,245

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.16%		0.15%		0.16%		0.17%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	2	$207	5	$505	5	$451	7	$1,288	7	$1,392
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	—	—	—	—	—	—	1	131	1	131
Commercial	1	4	2	34	3	62	4	419	3	403
Consumer	1	19	2	27	—	—	1	9	—	—
	4	230	9	566	8	513	13	1,847	11	1,926
Total nonaccrual loans	70	8,639	94	11,918	103	11,163	109	13,436	113	14,171

Nonaccrual loans as a percentage of total loans		0.12%		0.17%		0.16%		0.19%		0.20%

OREO:
One- to four-family:
Originated(2)	2	$237	—	$—	2	$319	3	$170	3	$177
Consumer	1	21	—	—	—	—	—	—	—	—
	3	258	—	—	2	319	3	170	3	177
Total non-performing assets	73	$8,897	94	$11,918	105	$11,482	112	$13,606	116	$14,348

Non-performing assets as a percentage of total assets		0.09%		0.13%		0.12%		0.14%		0.15%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The decrease in commercial special mention loans at June 30, 2022 compared to September 30, 2021 was due mainly to two commercial loans moving to the pass classification during the December 31, 2021 quarter as the underlying economic considerations being monitored by management improved to levels deemed appropriate by the Company. The commercial special mention loan balance at June 30, 2022 was comprised of a single loan which continues to show improvement in its cash flow from operations and other operating metrics.

	June 30, 2022		September 30, 2021
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$14,172	$19,319	$14,332	$23,458
Commercial	46,366	3,078	99,729	3,259
Consumer	288	383	135	718
	$60,826	$22,780	$114,196	$27,435

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at June 30, 2022 to account for economic uncertainty that may not be adequately captured in the third party economic forecast scenarios, along with the balance of large-dollar special mention commercial loans, and commercial loan COVID-19 modifications.

The following tables present ACL activity and related ratios at the dates and for the periods indicated. The reserve for off-balance sheet credit exposures totaled $3.8 million at June 30, 2022, $3.7 million at March 31, 2022, and $4.6 million at December 31, 2021.

	For the Three Months Ended	For the Nine Months Ended
	June 30, 2022	June 30, 2022
	(Dollars in thousands)
Balance at beginning of period	$15,312	$19,823
Charge-offs:
One- to four-family	—	(4)
Commercial	—	(10)
Consumer	(10)	(16)
Total charge-offs	(10)	(30)
Recoveries:
One- to four-family	126	137
Commercial	52	101
Consumer	7	12
Total recoveries	185	250
Net recoveries (charge-offs)	175	220
Provision for credit losses	796	(3,760)
Balance at end of period	$16,283	$16,283

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(1.68)	(1.96)
ACL to non-performing loans at end of period	188.48	188.48
ACL to loans receivable at end of period	0.22	0.22
ACL to net charge-offs (annualized)	N/M(1)	N/M(1)

(1)This ratio is not presented due to loan recoveries exceeding loan charge-offs during the period.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	June 30,	March 31,	June 30,	March 31,
	2022	2022	2022	2022
	(Dollars in thousands)
One- to four-family	$4,565	$4,079	0.07%	0.07%
Commercial:
Commercial real estate	9,720	8,991	1.35	1.34
Commercial and industrial	408	389	0.58	0.50
Construction	1,362	1,651	1.18	1.24
Total	11,490	11,031	1.27	1.25
Consumer	228	202	0.24	0.22
Total	$16,283	$15,312	0.22	0.22

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at June 30, 2022. Overall, fixed-rate securities comprised 95% of our securities portfolio at June 30, 2022. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,306,076	1.55%	4.5
U.S. government-sponsored enterprise debentures	519,976	0.61	3.1
Municipal bonds	210	3.00	0.1
Corporate bonds	4,000	5.12	7.4
Total securities portfolio	$1,830,262	1.29	4.1

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2022			June 30, 2022
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,780,419	1.25%	4.1	$2,014,608	1.16%	3.5
Maturities and repayments	(72,502)			(261,160)
Net amortization of (premiums)/discounts	(1,044)			(4,027)
Purchases	28,447	3.17	4.3	86,993	2.56	4.3
Change in valuation on AFS securities	(41,160)			(142,254)
Ending balance - carrying value	$1,694,160	1.29	4.1	$1,694,160	1.29	4.1

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2022			March 31, 2022			September 30, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$580,385	—%	9.2%	$600,457	—%	9.1%	$543,849	—%	8.2%
Interest-bearing checking	1,047,336	0.08	16.6	1,097,287	0.07	16.6	1,037,362	0.07	15.7
Savings	557,832	0.05	8.8	558,337	0.05	8.4	519,069	0.05	7.9
Money market	1,867,991	0.23	29.5	1,885,873	0.19	28.5	1,753,525	0.19	26.6
Retail certificates of deposit	2,129,734	1.16	33.6	2,213,617	1.22	33.5	2,341,531	1.41	35.5
Commercial certificates of deposit	55,076	0.68	0.9	100,739	0.61	1.5	190,215	0.66	2.9
Public unit certificates of deposit	91,529	0.57	1.4	158,534	0.14	2.4	211,845	0.21	3.2
	$6,329,883	0.49	100.0%	$6,614,844	0.49	100.0%	$6,597,396	0.59	100.0%

Borrowings

The following table presents the maturity of term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of June 30, 2022.

	Term Borrowings Amount
Maturity by	FHLB	Interest rate	Contractual	Effective
Fiscal Year	Advances	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2022	$75,000	$—	0.29%	0.29%
2023	300,000	—	1.70	1.81
2024	300,000	165,000	2.55	2.80
2025	350,000	100,000	1.89	2.25
2026	250,000	—	0.96	1.27
2027	200,000	—	1.57	1.81
2028	—	100,000	2.02	3.45
	$1,475,000	$365,000	1.81	2.12

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $365.0 million to hedge the variability in cash flows associated with the advances. Each interest rate swap matures on the same date as the related FHLB advance. The expected WAL of the interest rate swaps and related advances was 3.3 years at June 30, 2022.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue. The increase in the balance of FHLB advances during the current quarter was due to funding needs primarily in response to loan growth and deposit runoffs.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2022			June 30, 2022
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,590,000	1.90%	2.8	$1,590,000	1.88%	3.3
Maturities and prepayments	—	—		(100,000)	3.14
New FHLB borrowings	250,000	3.51	2.7	350,000	3.49	3.8
Ending balance	$1,840,000	2.12	2.6	$1,840,000	2.12	2.6

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and term borrowings for the next four quarters as of June 30, 2022.

	September 30,	December 31,	March 31,	June 30,
	2022	2022	2023	2023	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$481,348	$344,684	$251,665	$205,645	$1,283,342
Repricing Rate	1.25%	1.14%	1.22%	0.81%	1.14%
Public Unit Certificates:
Amount	$36,503	$25,500	$13,516	$3,674	$79,193
Repricing Rate	0.23%	1.28%	0.11%	0.27%	0.55%
Term Borrowings:
Amount	$75,000	$—	$100,000	$100,000	$275,000
Repricing Rate	0.29%	—%	1.46%	1.82%	1.27%
Total
Amount	$592,851	$370,184	$365,181	$309,319	$1,637,535
Repricing Rate	1.07%	1.15%	1.24%	1.13%	1.14%

The following table sets forth the WAM information for our certificates of deposit, in years, as of June 30, 2022.

Retail certificates of deposit	1.1
Commercial certificates of deposit	0.6
Public unit certificates of deposit	0.5
Total certificates of deposit	1.1

Average Rates and Lives

At June 30, 2022, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.33) billion, or (14.0)% of total assets, compared to $(1.46) billion, or (15.3)% of total assets, at March 31, 2022. The change in the one-year gap amount was due primarily to a decrease in the amount of liability cash flows projected at June 30, 2022 compared to March 31, 2022. This was driven by the decrease in deposits compared to the prior quarter. In addition, the Bank projected higher cash flows on mortgage-related assets at June 30, 2022 compared to March 31, 2022, despite higher interest rates. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, which would typically result in lower projected cash flows on these assets. However, during the current quarter, the Bank upgraded its interest rate risk model, which resulted in the third-party mortgage prepayment model projecting faster prepayment speeds for mortgage-related assets, despite the higher interest rates at June 30, 2022. The prepayment speeds in the upgraded interest rate risk model are more reflective of the Bank's actual experience at current market interest rates.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2022, the Bank's one-year gap is projected to be $(1.36) billion, or (14.4)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.54) billion, or (16.2)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2022.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2022. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,694,160	1.29%	4.2		18.6%
Loans receivable:
Fixed-rate one- to four-family	5,620,639	3.10	6.7	77.6%	61.9
Fixed-rate commercial	435,041	4.07	3.9	6.0	4.8
All other fixed-rate loans	74,188	3.50	7.2	1.0	0.8
Total fixed-rate loans	6,129,868	3.18	6.5	84.6	67.5
Adjustable-rate one- to four-family	565,252	2.46	3.6	7.8	6.2
Adjustable-rate commercial	468,869	4.39	7.6	6.5	5.2
All other adjustable-rate loans	81,762	4.70	2.7	1.1	0.9
Total adjustable-rate loans	1,115,883	3.44	5.2	15.4	12.3
Total loans receivable	7,245,751	3.22	6.3	100.0%	79.8
FHLB stock	87,696	6.47	2.6		1.0
Cash and cash equivalents	54,789	0.94	—		0.6
Total interest-earning assets	$9,082,396	2.88	5.8		100.0%

Non-maturity deposits	$3,473,159	0.16	5.5	60.4%	45.6%
Retail certificates of deposit	2,129,734	1.16	1.1	37.0	27.9
Commercial certificates of deposit	55,076	0.68	0.6	1.0	0.7
Public unit certificates of deposit	91,529	0.57	0.5	1.6	1.2
Total interest-bearing deposits	5,749,498	0.54	3.8	100.0%	75.4
Term borrowings	1,840,000	2.12	2.6	98.1%	24.1
Line of credit borrowings	35,700	1.63	—	1.9	0.5
Total borrowings	1,875,700	2.11	2.5	100.0%	24.6
Total interest-bearing liabilities	$7,625,198	0.92	3.5		100.0%